GuardCap Asset Management Limited (“GuardCap”)

Proxy Voting Policy 20211

Introduction

GuardCap Asset Management Limited (“GuardCap”) is exclusively focused on managing two concentrated, long-only equity strategies, one in global equities and the other in emerging markets equities. As a fiduciary, our core objective is to achieve superior returns for our clients, in excess of standard benchmarks with less risk than the benchmarks, over the long term. An integral part of this is our commitment to investing in the highest quality companies around thee world that are capable of generating long-term sustainable growth.

To ensure this commitment is upheld, we encourage good governance and sustainable corporate practices in the companies in which we invest, and proxy voting is part of GuardCap’s active ownership approach. We have adopted written procedures designed to ensure that we vote proxies in the best interests of our clients and our written procedures are standard for all GuardCap funds. For discretionary mandates, we may implement a client’s own proxy voting policy.

Transparent Voting Process and Disclosure

All proxies notified to GuardCap will be referred to the investment managers who are authorised to vote proxies. GuardCap uses Institutional Shareholder Services (ISS) to provide proxy voting information and provide recommendations of how to vote for each investee company AGM or EGM. However, voting decisions are determined by the investment management teams. All voting decisions are actively considered on a case-by-case basis in accordance with the Voting Guidelines outlined within this document. This is one of the benefits of managing concentrated portfolios and our collaborative process where all investment managers have a detailed understanding of the companies under consideration. Once a decision has been reached, the investment manager will submit the vote instruction to our Proxy Voting team, based in Toronto, Canada.

Thee voting process is fully documented and recorrds of voting are available on the website of our parent company, Guardian Capital Group, and can be accessed via the following link: https://www.guardiancapital.com/library?tab=4&sort=date

6th Floor, 11 Charles II Street

St. James’s

London SW1Y 4NS, United Kingdom

Telephone: 44.20.7907.2400 Fax: 44.20.7907.2420

Voting Guidelines

In general, GuardCap will vote for proposals that advance and against proposals that impede the long term sustainable growth of the company.

The guidelines outlined within this section are for reference purposes and are subject to the discretion of our investment management teams, with all proposals being voted on a case-by-case basis.

More specifically:

Executive Remuneration

We would typically vote in favour if:

–	There is a strong alignment of interest between management incentives and shareholder interests

–	Proposal aligns pay with performance

–	Remuneration structure promotes emphasis on long term performance

–	Remuneration is in line with peers and industry standard, i.e. it is not deemed excessive

–	Disclosure is sufficient

We would typically vote against if:

–	Performance targets are changed during the course of the financial year

–	Substantial one-off payments are made without performance criteria

–	Golden handshakes and golden parachutes that could be deemed excessive or without reason

–	Sign-on arrangements and severance packages that exceed industry standard

–	Pension arrangements significantly out of step with broader workforce

Board Structure, Diversity and Competency

We would typically vote in favour if:

–	Proposal allows for the composition of a diverse and competent Board

–	There are no concerns around the structure or independence of the Board

–	There are no concerns around the suitability of an individual Board member or candidate for the Board

We would typically vote against if:

–	Proposal reduces the independence, diversity or competency of the Board

–	There are concerns around the structure of the Board

–	There are concerns around the suitability of an individual Board member or candidate for the Board

–	Proposal gives Board excessive control

Audit

We would typically vote in favour if:

–	There are no concerns around the quality of the audit or the verification of audited reports and accounts

–	There are no concerns around the independence of the auditor and the quality of the auditor

–	Proposal does not impact the effectiveness of the Audit Committee and the company’s internal controls

We would typically vote against if:

–	The Audit Committee is not independent (unless market practices in a specific jurisdiction require otherwise)

–	The Audit Committee does not appear highly trained, knowledgeable and competent

–	There are concerns around the quality of the audit or the verification of audited reports and accounts

Shareholder Rights

We would typically vote against:

–	Proposals which limit shareholders’ ability to replace management or directors of an issuer, or cause management to be over represented on the board, introduce cumulative voting, unequal voting rights and create super majority voting

Capital Allocation

We would typically vote in favour if:

–	Proposed allocation is in line with company’s financial position and growth prospects

–	Proposed allocation is in the long term interests of the company and its shareholders

–	Company has a history of strong capital management

–	Share repurchase or reissuance plans have safeguards around selective buy-backs or re-issuance and are favourable to shareholders

We would typically vote against if:

–	Proposed allocation is not in line with company’s financial position and growth prospects

–	Proposed allocation is not in the long term interests of the company and its shareholders

–	Share repurchase or reissuance plans are without safeguards around selective buy-backs or re-issuance, or have insufficient disclosure

Reporting and Transparency

We would typically vote in favour if:

–	Proposals offering increased reporting and transparency, providing we do not view the additional terms as unnecessary and onerous

We would typically vote against if:

–	Proposals which could result in reduced reporting and transparency, providing the existing reporting format is sensible

Climate Risk and the Environment

We would typically vote in favour of:

–	Proposals that ask companies to enhance target setting and reporting around their environmental and climate impacts and goals

–	Proposals that ask companies to plan for and disclose climate-related risks

We would typically vote against:

–	Proposals that would signify a step away from the consideration of physical, transition, and other climate-related risks

–	Proposals that are not aligned with the goals of the Paris Agreement and other international climate change initiatives

Social and Political Factors

We would typically vote in favour of:

–	Proposals offering increased transparency and disclosure on diversity targets and gender pay gaps

–	Proposals offering increased transparency and disclosure on labour practices, including the risks and potential occurences of modern slavery and child labour in a company’s supply chain

We would typically vote against:

–	Proposals which could result in less transparency and disclosure on diversity targets and gender pay gaps

–	Proposals offering less transparency and disclosure on labour practices, including the risks and potential occurences of modern slavery and child labour in a company’s supply chain

Voting Abstention

There may be limited circumstances where GuardCap will abstain from voting if we determine that this is in the best interests of shareholders.

Notifying Company Management

In an effort to increase transparency and accountability, we endeavour to notify companies when we abstain or vote against management on material matters. This communication would typically include the rationale for our voting decision and enable clarification or the initiation of a constructive dialogue.

Conflicts of Interest

GuardCap maintains a robust policy to seek to identify and manage conflicts of interest. In compliance with FCA rules, we take a risk-based approach to identify areas of potential conflict of interest, to manage and mitigate conflicts of interest, and to consider all conflicts when designing and implementing policies and procedures. Our Conflicts of Interest Policy is reviewed on at least an annual basis by our Compliance team to identify any additional procedures that might be performed to improve the management of potential conflicts of interest.

If a material conflict were to be identified by one of our team, this would be escalated to the Chief Operating Officer, Arieta Koshutova, and discussed with the investment team. This discussion would determine whether voting in accordance with standard policies is in the best interest of the affected clients and determine whether it is appropriate to disclose the conflict to give them the opportunity to vote their proxies themselves.

For more details, please refer to the following link:

https://www.guardcap.co.uk/media/ResponsibleInvesting/guardcap-proxy-voting-policy.pdf